   As filed with the Securities and Exchange Commission on March 26, 1999
                                                     Registration No. 333- 70731
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________
                                 Enamelon, Inc.
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                     15 Kimball Avenue                   13-3669775
    (State or other jurisdiction of     Yonkers, New York 10704   (I.R.S. Employer Identification No.)
     incorporation or organization)    Telephone: (914) 237-1308

         (Address and telephone number of principal executive offices)
                                _______________
                               Dr. Steven R. Fox
                            Chief Executive Officer
                                 ENAMELON, INC.
                               15 Kimball Avenue
                            Yonkers, New York 10704
                           Telephone: (914) 237-1308
                           Telecopier: (914) 237-4024

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ______________

  A copy of all communications, including communications sent to the agent for service should be sent to:

                               Jack Becker, Esq.
                            Snow Becker Krauss P.C.
                                605 Third Avenue
                           New York, N.Y. 10158-0125
                           Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

  Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered or delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

   Preliminary Prospectus, Subject to Completion, Dated March 26, 1999

                               1,107,836 Shares

                                Enamelon, Inc.


                                 Common Stock

  HFTP Investments LLC, Fischer Capital Ltd., and            The common stock is a speculative investment and
Wingate Capital Ltd. are offering and selling up to       involves a high degree of risk. You should read
1,107,164 shares of the common stock of Enamelon,         the description of certain risks under the
Inc.                                                      caption "Risk Factors" commencing on page 1
                                                          before purchasing the common stock.
  The common stock is quoted on The Nasdaq
National Market under the symbol "ENML."  On                 Neither the Securities and Exchange Commission
March 25, 1999, the closing sale price of one share       nor any state securities commission has approved
of common stock on the Nasdaq National Market was         or disapproved these securities or determined whether
$5.4375.                                                  this prospectus is truthful or complete.  Any
                                                          representation to the contrary is a criminal offense.
  Enamelon, Inc. will not receive any proceeds
 from the sale of the common stock.

                                _______________

                                Enamelon, Inc.
                               15 Kimball Avenue
                            Yonkers, New York 10704
                                (914) 237-1308
                                _______________

              The date of this Prospectus is             , 1999


  Information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy nor shall there be any sale of these securities in any state where the offer or sale is prohibited.

                               TABLE OF CONTENTS


                                                                Page
     Risk Factors..............................................    1
     Forward-Looking Statements................................    9
     Selling Securityholders...................................    9
     Plan of Distribution......................................   11
     Information About the Company.............................   12
     Legal Matters.............................................   13
     Experts...................................................   13

                                   Risk Factors

     Before you buy our common stock, you should be aware of the risks of investment, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus, including the information provided in the documents that we incorporate by reference.

     We will need additional financing before we become profitable. Although we believe that we have sufficient funds to finance our operations through the middle of 1999, we may need additional financing earlier. This will depend upon our ability to generate sufficient sales of our products and the timing of required expenditures. Additional financing to sustain our operations until we become profitable may not be available on favorable terms or at all. Such additional financing may result in significant dilution to holders of our common stock. In addition, if we do not receive additional financing, we will have to curtail or cease our operations.

    Since we have been reporting national sales of Enamelon/(R)/ toothpaste for only four quarters, investors in our common stock have only a limited operating history on which to judge our performance. Although we were incorporated in 1992, we did not begin to sell our toothpaste nationally until the first quarter of 1998. Therefore, our limited operating history may make it difficult for investors to judge how we will perform in the future.

     We have had operating losses from inception and cannot accurately predict when we will become profitable. From our inception in 1992 through December 31, 1997, which was before the national distribution of Enamelon/(R)/ toothpaste, we accumulated net losses of $15,462,685. We also incurred a net loss of $29,101,840 for the year ended December 31, 1998, on net sales of $14,302,137. We believe that we will continue to incur losses into at least 2000. We do not believe that we will become profitable until we achieve distribution in 90% of all United States supermarkets, drug stores, and mass merchandise outlets and our sales increase to the point where we can take advantage of manufacturing efficiencies and reduce per unit costs. We cannot predict when this will occur, if at all.

      Our success will depend on the success of our toothpaste products, our only product line. Until we develop and begin to market additional products, we expect to derive substantially all of our revenues from sales of Enamelon/(R)/ all-family toothpaste, Enamelon/(R)/ Calcium Whitening System toothpaste, and any other toothpaste products that we develop. Since we do not presently market any other products and future development of other products is uncertain, our inability to market Enamelon/(R)/ toothpastes profitably would have a material adverse effect on our business and results of operations.

      Our revenues will depend on consumers' acceptance of our toothpaste products. We are dependent upon consumers' acceptance of Enamelon/(R)/ toothpastes as an alternative to currently well-known brand name toothpastes. If our toothpaste products do not achieve a sufficiently high level of consumer acceptance, we will not achieve profitability. We believe that consumer acceptance of our toothpaste products will depend on a number of factors, some of which we cannot control. These factors include:

     . whether we can demonstrate and communicate to consumers and dental professionals the added effectiveness of Enamelon/(R)/ toothpastes;

     . the willingness of dental professionals to recommend Enamelon/(R)/ toothpastes;

     . the willingness of consumers to pay a premium for Enamelon/(R)/ toothpastes;

     . the response of our competitors to the national introduction of Enamelon/(R)/ toothpastes.

     Our limited resources may impair our ability to market our products successfully. To increase our sales, we will have to make more consumers and dental professionals aware of our products and what distinguishes them from popular, brand-name toothpastes. We believe that this will require us to make substantial cash payments for media and print advertising and promotion as well as professional marketing programs. In 1998, we spent approximately $31 million on marketing and sales. Our current and future cash resources, however, may be insufficient to enable us to market our products as planned to increase our sales. Furthermore, our marketing efforts, even if adequately financed, may not succeed in significantly increasing our sales or result in profitability.

     Our internal sales team is new and has little experience in selling our products. Through 1998, we used an unaffiliated sales management company to supervise and train the independent brokers that sell our products to our customers. In July 1998, we hired a Vice President-Sales and in late 1998 and early 1999, we hired three regional sales managers to replace the sales management company. Therefore, our new internal sales force has had only limited experience in selling our products. Their failure to successfully increase the distribution of our products and effectively train and supervise the brokers that sell them would have a material adverse effect on our sales and profitability.

     The results of our human clinical studies may not permit us to make anticipated promotional claims for Enamelon/(R)/ toothpastes. Although federal Food and Drug Administration regulations limit the labeling claims that we can make for Enamelon/(R)/ toothpastes, we can make promotional claims, such as comparative claims, for our products, provided that we have adequate human clinical studies to support our claims. We are conducting human clinical studies that we believe will enable us to make additional promotional claims.
If the results of those studies are adverse or inconclusive, however, we will not be able to make the expected additional promotional claims for Enamelon/(R)/ toothpastes to distinguish them from other fluoride toothpastes. This could have an adverse effect on our ability to market Enamelon/(R)/ toothpastes both to consumers and to dental professionals.

     We may not be able to develop other products using our proprietary technologies. We are attempting to develop product lines other than toothpastes using our proprietary technologies. However, we may not be able to develop such product lines successfully. If we are unable to develop new product lines, our growth will be limited to the growth in our toothpaste business, if any.

     FDA regulations may limit our ability to sell Enamelon/(R)/ toothpastes. Enamelon/(R)/ toothpastes are subject to regulation as non-prescription drugs by the FDA. The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use, which establishes conditions under which non-prescription drug products that aid in the prevention of dental caries or cavities are generally recognized as being safe and effective and not misbranded. We are relying on that Monograph to sell Enamelon/(R)/ toothpastes to the public. The FDA could assert that our toothpastes or their labeling do not meet the conditions of the Monograph. In that case, we could take any of the following actions:

     .contest the FDA's assertion;

     . modify the formulation or labeling of our products;

     .submit a New Drug Application with the FDA for our products, which, if approved, would permit us to sell them without reliance on the Monograph.

Taking any of those actions could be costly and time consuming and would not assure that we could continue to sell our products in their current formulations or packaging. Any of those consequences could have a material adverse effect on our business, operations and financial results.

     FDA regulation of drug manufacturing facilities may impair our ability to manufacture our products. The FDA also regulates domestic manufacturing of oral care drug products. If a domestic drug manufacturing facility fails to comply with the FDA's Good Manufacturing Practices, then the FDA can bring an action against the facility and, among other things, close it. We presently use and plan to continue to use third party contractors to manufacture our products, and we have no control over their compliance with GMP's. If the FDA were to close a contract manufacturer's facility, we may not be able to timely contract with another manufacturer. Even if we were able to find a new contract manufacturer, we may not be able to negotiate an agreement with the new manufacturer on terms as favorable as those of the prior manufacturer. The FDA can also take enforcement action and require us to recall or discontinue the sale of the affected products. Any of those results could have a material adverse effect on our business, operations and financial results.

     The FDA could bring enforcement actions against us if it determines that we do not comply with its rules. If we or our contract manufacturers do not comply with any applicable FDA rule, we could be subject to FDA enforcement action. FDA enforcement action could result in any of the following consequences:

     .  modifying our products or their labeling;

     .  product recalls;

     .interruption or suspension of product manufacturing;

     .seizure of affected products;

     .injunction against product marketing;

     .criminal prosecution;

     .decisions to stop selling the products temporarily or permanently.

Such actions could impair our ability to market our products and could have a material adverse effect on our business and financial results.

     Our development of other products may require us to comply with other FDA requirements. Other products that we develop or new formulations of our existing toothpaste products may be subject to FDA requirements that are different from those applicable to our current toothpastes. If we have to file an NDA to market them, their marketing may be significantly delayed or prevented.

     Third parties could challenge our promotional claims.   Our competitors,
the FTC, or other governmental or private agencies could challenge the accuracy of our promotional claims or the adequacy of the data that we relied on to substantiate them. If we are unable to successfully defend a challenged claim in a lawsuit or agency proceeding, a court or agency could require us to stop making the claim and place limits on future promotional claims. An adverse finding by the Better Business Bureau's National Advertising Division in a voluntary advertising dispute proceeding also might cause us to modify or discontinue challenged claims. Resulting limitations on promotional claims could impair our ability to market our products and could have a material adverse effect on our business.

     Changes in laws could adversely affect the way that we conduct our business. A complex and extensive group of laws and regulations governs the manufacture and sale of OTC drug products such as Enamelon/(R)/ toothpastes. Those laws and regulations can change in several ways:

     . legislatures may change existing laws or enact new laws affecting our business;

     . agencies that administer those laws may issue new regulations or change their interpretation of existing laws or regulations;

     . courts may render decisions interpreting those laws or regulations or changing their existing interpretations.

     Changes in the laws or regulations affecting our business or their interpretation could have a material adverse effect on the way that we manufacture or sell our products or otherwise conduct our business. If Congress or the FDA, for example, were to change the Food, Drug and Cosmetic Act or the way in which it is interpreted, we could be required to seek FDA approval before marketing our toothpastes. This could be costly and time consuming and have a material adverse effect on our ability to market our products.

     Foreign regulation could impair our ability to market our products outside the United States. The production and marketing of oral care products are also subject to governmental regulation in other countries. Our products as formulated and labeled for the United States market may not comply with foreign regulations. In that case, we would have to reformulate or relabel the products to comply with foreign regulations. It is possible that reformulation would be prohibitively expensive or that we could not reformulate the products to comply with the foreign regulations, which would have a material adverse effect on our ability to market our products abroad.

     If we cannot protect our patent rights, third parties could prevent us from using our technology or use it to compete against us. In formulating our toothpastes and other proposed products, we have used our own patented and proprietary technology as well as patented technology licensed from the American Dental Association Health Foundation. We rely on these patents to protect us against competitors using the same technology to make and sell competing products. However, any of the following circumstances could have a material adverse effect on our ability to compete in the oral care industry or on our business, operations and financial results.

     . Competitors could develop or market competing products using our technologies in violation of our rights. In that case, we would be required to threaten or commence an infringement action against the competitor to protect our rights. Infringement actions can be costly and consume management resources, particularly if the competitor has substantially greater resources than we have. The outcome of an infringement action is also uncertain.

     . The United States or foreign jurisdictions may not grant patents on our pending applications. Competitors could then legally use our unpatented technology to manufacture and sell competing products.

     . A third party might be able to show prior rights to our proprietary technologies or otherwise successfully challenge our patents. In either case, our patents would be invalid, and competitors could use the technology disclosed in our patents to manufacture and sell competing products.

     . Competitors may be able to develop similar or equally effective products or methods that do not infringe our patented technologies.

     . Third parties could assert patent infringement claims against us. If an infringement claim were successful, a court or other judicial body could require us to pay substantial damages or stop us from using that technology unless and until we obtain a license from the third party. We might not be able to procure such a license on acceptable terms, if at all. If we were unable to license the necessary technology, we would have to redesign our products or stop selling them.

     Others may file patent applications covering the same technology as our applications. The United States Patent and Trademark Office maintains patent applications in secrecy until a patent is issued. Foreign jurisdictions also maintain patent applications in secrecy for a limited period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Therefore, current or potential competitors or other third parties may have filed or may file, without our knowledge, patent applications covering the same claims as our patent applications. Patents issued to those third parties on their applications could preclude the issuance of patents to us on our applications.

     We may not be able to protect our trade secrets from disclosure or discovery. Confidentiality agreements that we require each of our employees, consultants, advisors and subcontractors to sign may not deter them from using or disclosing our unpatented know-how and other trade secrets. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technologies. In either of those cases, we may not be able to protect our rights in our unpatented proprietary technology, and third parties could use it to make and sell products that compete with our products.

     There is intense competition in the OTC oral care industry. The business of manufacturing and selling toothpaste and other oral care products is very competitive. Our toothpaste products compete or will compete with brand name toothpastes such as Crest/(R)/, Colgate/(R)/, Aquafresh/(R)/, Mentadent/(R)/, Arm & Hammer Dental Care/(R)/, Sensodyne/(R)/, and Rembrandt/(R)/. The manufacturers of these products include companies with substantially greater financial, technological, marketing, research and development, and personnel resources than ours. Our competitors may also develop new products that have therapeutic and/or cost advantages over Enamelon/(R)/ toothpastes and our other proposed products. These new products could render our products non-competitive or obsolete.

      SmithKline Beecham Co. also has a limited right to make and sell products using the ADAHF patents. The ADAHF has granted both SmithKline and us a non-exclusive license to use its patented remineralizing technology to make and sell oral sprays, mouth rinses and professional gels outside of the
United States.   SmithKline has substantially greater financial and
marketing resources than ours. If SmithKline develops products using the ADAHF's patented technology, we do not believe that we will be able to compete with SmithKline in marketing those products in foreign markets, unless we enter into a strategic alliance with a company with resources comparable to SmithKline's.

      Our product formulations might change, which could require us to spend additional resources. We expect the formulations of our toothpastes and other products to evolve over time due to our continuing research and product testing. As a result of this evolution, our products, and the manner in which we manufacture them, may change. Therefore, our existing proprietary technologies may become obsolete. In that event, we may have to spend substantial cash and personnel resources to develop and test these new formulations and to secure patent rights covering the new technologies. Notwithstanding such substantial expenditures, we may not be able to effectively market those products.

      We depend entirely on third parties to manufacture our products. We are using only one contract manufacturer to manufacture our toothpastes. Other contract manufacturers are the sole sources for our dual-chamber toothpaste tubes and some of the raw materials that we use to make our toothpastes. If any current manufacturer were to become unavailable, we may not be able to find a satisfactory replacement manufacturer or the terms of our agreement with a replacement manufacturer may not be as favorable to us as our current manufacturer's terms. Changing contract manufacturers could, among other things, increase our costs or result in delays in shipping our products or shortages in stores. Those consequences and others could have a material adverse effect on our ability to market our products effectively and on our results of operations.

      Our success is dependent on our key personnel, who we may not be able to retain. We believe that our success will depend on continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Some of our senior management do not have employment agreements and others have agreements that expire within a year. In addition, we carry key man life insurance on only our Chief Executive Officer.

      Our management's interests in voting their shares may conflict with our interests and those of our other stockholders. As a result of their stock ownership, our management will be able to affect significantly corporate actions such as mergers and takeover attempts in a manner that could conflict with the interests of our public stockholders. As of March 18, 1999, management owned 2,755,523 shares of our common stock and has currently exercisable options to purchase 1,424,533 shares of common stock. Based on their ownership of common stock and options, management currently owns beneficially 35.7 % of our common stock and will own beneficially 32.61% of our common stock if the selling securityholders sell all shares offered by this prospectus.

     Product liability claims against us could exceed the amount of our insurance. The manufacture and sale of consumer products exposes the manufacturer to the risk of significant damages from product liability claims. We maintain insurance against product liability claims in the amount of $1 million and excess general liability and product liability insurance of $15 million. Those coverage limits, however, may not be adequate, or we may not be able to procure such insurance at acceptable costs in the future. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

     Our common stock price has been and may continue to be highly volatile. Since our initial public offering in October 1996, our common stock has traded at prices ranging between $3.25 and $27.50. Investors may not be able to sell our common stock following periods of volatility because of the market's adverse reaction to such volatility. Factors that we believe have caused or may cause this volatility include, among other things:

     .  actual or anticipated variations in quarterly operating results;

     . our announcements of the issuance of patents or other technological innovations;

     .  our announcements of new products;

     .  our competitors' announcements of new products;

     .  changes in financial estimates by securities analysts;

     .  the employment or termination of key personnel;

     .  sales of our common stock or other securities.

Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock , regardless of our operating performance.

      Shares eligible for future sale by our current stockholders may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of our common stock, including shares issued on the exercise of outstanding options and warrants or on the conversion of our series B convertible preferred stock, in the public market, then the market price of our common stock could fall.

Public perception that those sales will occur could also adversely affect the price of our common stock. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities. We had 10,285,253 shares of common stock outstanding as of March 18, 1999. Of those shares:

  . 6,401,656 shares have been sold to the public under registration statements filed with the SEC or under exemptions from registration and constitute the public float of our common stock.

  . 1,128,074 shares are "restricted securities" under Rule 144 of the Securities Act of 1933 that were issued more than a year ago to persons who are not our affiliates and may be sold to the public subject to the requirements of Rule 144 or under a registration statement that we filed with the SEC.

  . 2,755,523 shares are restricted securities that were issued more than a year ago to our affiliates and may also be sold to the public subject to the requirements of Rule 144.

     We have also reserved for issuance a total of 4,668,212 shares of common stock upon the exercise of options and warrants that are outstanding and the conversion of our series B convertible preferred stock. The following shares of common stock reserved for issuance may be sold publicly in the manner described below.

  . 2,112,250 shares are reserved for issuance on the exercise of options granted or to be granted under our employee stock option plans. Since we have filed a registration statement with the SEC for the sale of those shares and their resale by affiliates, purchasers can resell them to the public without restriction.

  . 753,508 shares are reserved for issuance on the exercise of outstanding warrants that were issued more than two years ago. All of these warrants may be converted into common stock without payment of cash for the exercise price. The number of shares issuable in this "cashless exercise" will equal the difference between the shares of common stock purchasable under the warrant and the number of shares having a market value equal to the total exercise price for those shares. Purchasers may resell shares issued on exercise of the warrants subject to the requirements of Rule 144. If the holders exercise their cashless exercise rights and we issue shares to them in a transaction exempt from registration under Section 3(a)(9) of the Securities Act, holders may be able to resell the shares immediately without restriction under SEC Rule 144(k). In addition, holders of 613,508 of those warrants, exercisable at prices ranging from $3.60 to $5.75, have three demand registration rights exercisable until October 24, 2001, and unlimited piggyback registration rights exercisable until January 23, 2003. Holders of the remaining 140,000 of those warrants, exercisable at $8.40 per share, have one demand registration right and limited piggyback registration rights exercisable until October 29, 2001. We have obtained waivers of piggyback registration rights with respect to 707,508 of those shares of common stock in connection with this Offering.

  . 19,590 shares have been reserved for issuance to a publication and 5,096 shares have been reserved for issuance upon the exercise of warrants granted or to be granted to that publication in consideration for certain advertising. These shares may be sold to the public under Rule 144 if the publication holds them for at least one year after issuance.

  . 1,777,768 shares have been reserved for issuance on conversion of our series B convertible preferred stock. All of those shares may be sold to the public under the registration statement of which this prospectus is a part.

     Conversion of our series B convertible preferred stock may result in substantial dilution to current holders of our common stock and adversely affect the price of our common stock. Holders of our series B convertible preferred stock may convert it at a conversion price equal to the lower of $7.19 or the average of the five lowest closing sale prices of our common stock in the 40 trading days immediately preceding the date of conversion. The number of shares of common stock issuable on conversion is equal to the sum of $10,000 per share of series B preferred stock plus an accrual amount equal to 6% per year divided by the conversion price. Since there is no lower limit on the conversion price, we would be required to issue an increasingly larger number of shares of common stock if its price were declining while the holders of the series B convertible preferred stock were converting. The conversion of the series B convertible preferred stock and subsequent sale of common stock to the public under this prospectus could have the further effect of exacerbating the decline in the price of our common stock. Furthermore, if the holders of preferred stock have the right to convert it into more shares than the current registration statement covers, we will be required to file additional registration statements to permit the public sale of all additional shares.

     A holder and its affiliates may not convert their series B convertible preferred stock if, after conversion, they would hold more than 4.99% of the issued and outstanding shares of common stock after giving effect to the conversion. A holder could, however, sell its shares to reduce the percentage it owns and then convert additional shares in a series of transactions. In addition, we are not required to issue shares of common stock on conversion of the series B convertible preferred stock if, after the issuance, the total number of shares of common stock issued on conversion would equal or exceed 2,047,596 shares without violating Nasdaq rules. This limitation does not apply if we obtain stockholder approval for the issuance of more shares. We have agreed to seek stockholder approval at our next annual meeting of stockholders, which is scheduled to be held on May 18, 1999. If we do not obtain stockholder approval, the holders of the series B convertible preferred stock can require us to pay them in cash for each share that they cannot convert into common stock as a result of this limitation the greater of (1) $12,500 plus the 6% accrual amount or (2) an amount equal to the closing bid price for our common stock on the date of conversion multiplied by the number of shares that cannot be issued.

     If the holders of the series B convertible preferred stock had converted their shares on March 18, 1999, the conversion price would have been approximately $4.581 and we would have issued approximately 2,215 shares of common stock per share of series B convertible preferred stock. The conversion would have resulted in the issuance of a total of approximately 1,107,836 shares of common stock, or approximately 10.78% of the outstanding shares before conversion. The minimum number of shares of common stock issuable on conversion of each share of series B convertible preferred stock a conversion price of $7.19 is approximately 1,391 plus approximately 0.2286 shares for each day that the series B convertible preferred stock is outstanding.

     If we cannot satisfy Nasdaq's maintenance requirements, it may delist our common stock from its National Market System. Our common stock is quoted on the Nasdaq National Market System. To continue to be listed, we are required to maintain net tangible assets of $4,000,000, our common stock must maintain a minimum bid price of $1.00 per share, and we must have at least four market makers. We may not be able to continue to satisfy all of those maintenance requirements. If we are unable to satisfy Nasdaq's NMS maintenance requirements, our common stock may be delisted from the NMS. If we are delisted, we may not qualify for listing on the Nasdaq SmallCap Market. In that case, our common stock would be traded in the over-the-counter market and quoted in the NASD's "Electronic Bulletin Board" or the "pink sheets." Consequently, it may be more difficult for an investor to obtain price quotations for our common stock or to sell it.

     If our common stock is delisted, it may become subject to the SEC's "penny stock" rules and be more difficult to sell. SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

     Other issuances of preferred stock could adversely affect existing holders of our common stock. Under our certificate of incorporation, our Board of Directors may, without further stockholder approval, issue up to an additional 4,999,500 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. We could also create a class of preferred stock with rights and preferences similar to those of the series B convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price. The 500 shares of series B convertible preferred stock are the only shares of preferred stock outstanding.

     Delaware law anti-takeover provisions and our classified board could also make it more difficult for a third party to acquire control of us. We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us. In addition, our by-laws provide for a classified board, with each board member serving a staggered two-year term. The classified board could also make it more difficult to acquire us.

                           Forward-Looking Statements

     Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. They discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors provided in this prospectus and other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            Selling Securityholders

     The following table sets forth the name and address of each selling securityholder, the number of shares of common stock it beneficially owned as of March 18,1999, the number of shares that it may offer, and the number of shares of common stock that it will beneficially own upon completion of the offering, assuming all of the shares offered are sold. The selling securityholders can sell up to 1,107,836 shares of our common stock under this prospectus. We have, however, filed a registration statement with the SEC with respect to the selling securityholders' sale of a total of 1,777,768 shares of common stock. Therefore, if we supplement this prospectus, the selling securityholders can sell an additional 669,932 shares not covered by this prospectus. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The number of shares of common stock that each selling securityholder can acquire on conversion of its series B convertible preferred stock will vary with changes in the market price of our common stock. Our series B convertible preferred stock is convertible at a Conversion Price equal to the lower of the Variable Price of our common stock on the date of conversion or the Base Price. The Variable Price is equal to the average of the five lowest closing sale prices of our common stock in the 40 trading days immediately preceding the conversion. The Base Price is presently $7.19, which is 120% of the average of the closing prices of our common stock on the last five trading days of February 1999. The Variable Price and the Base Price may be reduced if we do not comply with all of our obligations to the selling securityholders. The number of shares of common stock issuable on conversion of each share of series B convertible preferred stock is equal to the sum of $10,000 plus an accrual amount equal to 6% per annum divided by the Conversion Price. On March 18, 1999, the Variable Price was $4.581, and since it was lower than the Base Price, the Variable Price would have been the Conversion Price. The 6% accrual amount on that date would have been $147.95 per share for the 90 days that the series B convertible preferred stock was outstanding. Therefore, if a holder of series B preferred stock had converted on that date, it would have received approximately 2,215 shares of common stock for each share of series B convertible preferred stock, determined by dividing $10,147.95 by $4.581. If holders of all shares of series B convertible preferred stock had converted on that date, we would have issued approximately 1,107,614 shares of common stock. The minimum number of shares of common stock issuable on conversion of each share of series B convertible preferred stock at the Base Price is approximately 1,391 shares, plus approximately 0.2286 shares for each day that the series B convertible preferred stock is outstanding. If holders of all shares of the series B convertible preferred stock had converted on March 18, 1999, we would have issued a total of approximately 705,699 shares of common stock.

     We are not required to issue shares of common stock on conversion of the series B convertible preferred stock if, after the issuance, the total number of shares of common stock issued on conversion would equal or exceed 2,047,596 shares without violating Nasdaq rules. This limitation does not apply if we obtain stockholder approval for the issuance of a greater number of shares. We have agreed to seek stockholder approval at our next annual meeting of stockholders, which is scheduled to be held on May 18, 1999. If we do not obtain stockholder approval, the holders of the series B convertible preferred stock can require us to pay them in cash for each share that cannot be converted into common stock as a result of that limitation the greater of (1) $12,500 plus the 6% accrual amount or (2) an amount equal to the closing bid price for our common stock on the date of conversion multiplied by the number of shares that cannot be issued. Other than these limitations, there is no minimum Conversion Price or maximum number of shares of common stock issuable on conversion.

     In general, a holder of series B convertible preferred stock may not convert if, after giving effect to the conversion, it and its affiliates would own more than 4.99% of the issued and outstanding common stock. The beneficial ownership of HFTP Investments LLC set forth in the table below reflects this limitation. The beneficial ownership of each of Fisher Capital Ltd. and Wingate Capital Ltd., which are affiliates, does not reflect that limitation, since their individual conversion would not violate the 4.99% restriction. However, as affiliates, they could not own more than a total of 540,189 shares between them based on the number of shares of common stock outstanding on March 18, 1999. Any selling security holder could sell shares under this prospectus to reduce its beneficial ownership, which would permit it to convert additional shares of series B convertible preferred stock without violating the 4.99% limitations.

     For purposes of calculating the number of shares of common stock that each selling securityholder beneficially owns as set forth in the table below, we have used a conversion rate of 2,215 shares of common stock for each share of series B preferred stock as of March 18, 1999. The number of shares includes all shares that the selling securityholder has the right to acquire within 60 days after that date, whether by conversion or otherwise. We have based the calculation of the percentage owned on 10,277,280 shares issued and outstanding on March 18, 1999, plus the shares of common stock that the selling securityholder has the right to acquire within 60 days.

                                                 Shares of                         Shares of               Shares of
                                               Common Stock                       Commmon Stock           Common Stock
                                            Beneficially Owned                   Offered in the        Beneficially Owned
Name and Address of Selling                   Before Offering                      Offering              After Offering
                                           ---------------------               ------------------     --------------------

Securityholder                              Number   Percent(2)   Number   Number     Percent
--------------                             --------  -----------  -------  ------  -------------

HFTP Investments LLC(1)                     540,189      4.99%    553,918       0          --
c/o Promethean Investment Group, L.L.C.
750 Lexington Avenue, 22/nd/ Floor
New York, NY 10022

Fisher Capital Ltd.(2)                      361,154      3.39%    361,154       0          --
c/o Citadel Investment Group, L.L.C.
225 West Washington Street
Chicago, IL 60606

Wingate Capital Ltd.(2)                     192,764      1.84%    192,764       0          --
c/o Citadel Investment Group, L.L.C.
225 West Washington Street
Chicago, IL 60606

________

(1) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments LLC ("HFTP") and consequently has voting control and investment discretion over securities held by HFTP. Promethean Investment Group, L.L.C. is indirectly controlled by Mr. James F. O'Brien. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean Investment Group L.L.C. and HFTP.

(2) Citadel Limited Partnership is the trading manager of each of Fischer Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

     We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and
similar expenses relating to the sale of the shares.   In addition, we have
agreed to indemnify the selling securityholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              Plan of Distribution

     The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off The Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     .  ordinary brokers' transactions;

     . transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     . "at the market" to or through market makers or into an existing market for the common stock;

     . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     .  in privately negotiated transactions; or

     .  to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who the selling securityholders may select, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by underwriters that the selling securityholders may select or by any broker-dealer acting as principal or agent for the selling securityholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                         Information About The Company

     At Enamelon, Inc., we develop and market over-the-counter oral care products that help stop cavities before they begin. Our initial product, Enamelon/(R)/ all family toothpaste, uses our proprietary technologies to enhance tooth remineralization. Our second product, Enamelon/(R)/ Calcium Whitening System toothpaste, uses our proprietary technologies to whiten teeth as it strengthens and remineralizes them. We intend to use our proprietary technologies, which include patented remineralizing technologies licensed from the American Dental Association Health Foundation, to develop other remineralizing products, such as a toothpaste for sensitive teeth, a mouthwash, chewing gum, and other food and confectionery products.

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

Information Incorporated by Reference

     The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

1.   Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

2.   Proxy Statement dated April [   ] 1999.

3.   The description of our common stock contained in our Registration
     Statement on Form 8-A (File No. 0-21595) under Section 12 of the Securities Exchange Act.

4. The description of our series B Convertible preferred stock contained in our Form 8-K, dated December 18, 1998.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                 Enamelon, Inc.
                              7 Cedar Brook Drive
                           Cranbury, New Jersey 08512
                       Attention: Chief Financial Officer
                           Telephone: (609) 395-6900

     This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.


                                 Legal Matters

The validity of the shares of common stock offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. SBK Investment Partners, a partnership consisting of member of Snow Becker Krauss P.C., owns 107,325 shares of common stock. In addition, certain members of Snow Becker

Krauss P.C. beneficially own common stock individually.

                                    Experts

The consolidated financial statements of Enamelon, Inc. at December 31, 1998 and for the years ended December 31, 1997 and 1998, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    Part II

                   Information Not Required in the Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated below:


        SEC registration fee.....   $ 3,892
        Listing fees.............    17,500
        Legal fees and expenses..    30,000
        Printing expenses........    10,000
        Accounting fees..........     5,000
        Miscellaneous............     6,108
                                    -------
        Total                       $72,500

Item 15.  Indemnification of Directors and Officers.

     Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

     Article 6.3 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Article 6.4 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement or otherwise.

     Finally, Article 6.6 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant maintains and has such insurance in effect.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit
No.            Description
-------        -----------
4.1      --    Securities Purchase Agreement./1/

4.2      --    Certificate of Designations, Preference and Rights of Series B Convertible Preferred Stock./1/

4.3      --    Registration Rights Agreement./1/

5.1      --    Opinion of Snow Becker Krauss P.C./*/

23.1     --    Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).

23.2     --    Consent of BDO Seidman LLP, independent auditors./**/
----------

/1/ Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.

/*/  Previously filed

/**/ To be filed by amendment.

Item 17.  Undertakings.

(a) Rule 415 Offering

The undersigned small business issuer hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section l0(a) (3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(e)  Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Yonkers, State of New York, on March ___, 1999

                                          ENAMELON, INC.

                                          By /s/ Dr. Steven R. Fox
                                             ---------------------
                                                Dr. Steven R. Fox
                                                Chief Executive Officer
                                                and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


                                   SIGNATURES


/s/ Dr. Steven R. Fox          Chairman of the Board of Directors and        March ___, 1999
--------------------------        Chief Executive Officer (Principal
Dr. Steven R. Fox                 Executive Officer)

/s/ Edwin Diaz                 Treasurer, Vice President - Finance and       March ___, 1999
---------------------------       Chief Financial Officer (Principal
Edwin Diaz                        Financial Officer)

           *                   Director                                      March ___, 1999
---------------------------
Dr. Bert D. Gaster

           *                   Director                                      March ___, 1999
---------------------------
Richard A. Gotterer

           *                   Director                                      March ___, 1999
---------------------------
Eric D. Horodas

           *                   Director                                      March ___, 1999
---------------------------
Dr. S.N. Bhaskar

           *                   Director                                      March ___, 1999
---------------------------
Walter W. Williams

*By /s/ Dr. Steven R. Fox
    ----------------------
    Dr. Steven R. Fox
    Attorney-in-fact

                                 Exhibit Index


Exhibit
  No.                                Description                                                  Page
 ------        -----------------------------------------------------------------                  ----

4.1       --   Securities Purchase Agreement./1/

4.2       --   Certificate of Designations, Preferences and Rights of Series B Convertible
               Preferred
               Stock./1/

4.3       --   Registration Rights Agreement./1/

5.1       --   Opinion of Snow Becker Krauss, P.C.*

23.1      --   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)

23.2      --   Consent of BDO Seidman LLP, independent auditors.**

                                  __________

/1/ Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.

*Previously Filed

**To be filed by amendment.